INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the reference to our firm under the caption "Experts" in the Post Qualification Amendment No. 2 to the Offering Statement (Form 1-A) and the use therein of our report dated April 30, 2025 relating to the audited consolidated financial statements of Starfighters Space, Inc. for the fiscal years ended December 31, 2024 and 2023, which is part of this Post Qualification Amendment No. 2 to the Offering Statement.  Our report contains an explanatory paragraph regarding Starfighters Space, Inc.'s ability to continue as a going concern.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

October 16, 2025